                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                          [AMENDMENT NO. . . . . . .]

FILED BY THE REGISTRANT / /

FILED BY A PARTY OTHER THAN THE REGISTRANT /X/

CHECK THE APPROPRIATE BOX:

  / / Preliminary Proxy Statement

  /X/ Definitive Proxy Statement

  / / Definitive Additional Materials

  / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         FHP INTERNATIONAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ROBERT F. MURPHY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         2) Aggregate number of securities to which transaction applies:

              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11:*

              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         4) Proposed maximum aggregate value of transaction:

              . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                         FHP INTERNATIONAL CORPORATION
                              9900 TALBERT AVENUE
                                 P. O. BOX 8000
                         FOUNTAIN VALLEY, CA 92708-8000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 17, 1994

     The Annual Meeting of Stockholders of FHP International Corporation, a Delaware corporation (the "Company"), will be held at the FHP Hospital, 9920 Talbert Avenue, Fountain Valley, California on Thursday, November 17, 1994, at 4:00 p.m., local time, to consider and vote on the following matters described in the attached proxy statement:

          1. To elect three directors to hold office for three-year terms.

          2. To ratify and approve the Company's Employee Stock Purchase Plan.

          3. To ratify and approve the appointment of independent public auditors.

          4. To transact such other business as may properly come before the meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on October 7, 1994 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope. If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

                                          By Order of the Board of Directors

                                          /s/ ROBERT GUMBINER

                                          Robert Gumbiner
                                          Chairman of the Board
                                          October 13, 1994

                         FHP INTERNATIONAL CORPORATION
                              9900 TALBERT AVENUE
                                 P. O. BOX 8000
                         FOUNTAIN VALLEY, CA 92708-8000
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished by the Board of Directors of FHP International Corporation, a Delaware corporation (the "Company"), in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, November 17, 1994, at 4:00 p.m., local time at the FHP Hospital, 9920 Talbert Avenue, Fountain Valley, California and at any and all adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to the Company's Stockholders on or about October 17, 1994.

PROXY PROCEDURES

     The persons named to serve as proxyholders were selected by the Board of Directors of the Company. If a proxy card is properly executed and returned before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any adjournments thereof. If a proxy card specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications. If no such specification is made on a proxy card which is signed and returned, such shares will be voted as recommended in this Proxy Statement by the Board of Directors. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote the shares in accordance with their best judgment. The Company does not presently know of any other business to come before the meeting.

     Execution of a proxy card will not in any way affect a Stockholder's right to attend the meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     The cost of solicitation of proxies will be paid by the Company. In addition, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation material to the beneficial holders of stock held of record by such persons. Although it is contemplated that proxies will be solicited primarily through the mail, the Company may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, telecopier and other means. Chemical Bank, New York, NY has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $4,500.

OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on October 7, 1994, the record date for Stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 39,601,558 shares of the Company's common stock, par value $.05 per share (the "Common Stock"). Only the holders of Common Stock on the record date are entitled to vote at the Annual Meeting and each share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Annual Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute votes "for" or "against" any matter and thus will be disregarded and have no effect in the calculation of "votes cast."

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares identified as held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote, that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

     Directors will be elected by a plurality of the votes cast. Each other matter to be submitted to a vote of the Stockholders at the Annual Meeting must receive an affirmative vote by a majority of the votes cast to be approved. In addition, if the Company's Employee Stock Purchase Plan is approved by an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter, then transactions in Common Stock resulting from purchases of Common Stock under the Plan will be entitled to exemption from Section 16(b) of the Securities Exchange Act of 1934. For the sole purpose of determining whether the exemption from Section 16(b) is met, abstentions will have the same effect as votes cast against the matter, but broker non-votes will not be included in the tabulation.

     Participants in the Company's Employee Stock Ownership Plan are entitled to instruct the Plan trustee on how to vote (i) all shares of Common Stock allocated to participants' accounts under the Plan, and (ii) a proportionate number of unallocated shares of Common Stock held by the Plan for future allocation to participants' accounts. Participants will receive separate voting instruction cards to direct the trustee to vote both allocated and unallocated shares. If the trustee receives an instruction card on a timely basis from a participant, it will vote the participant's allocated shares and a proportionate number of the unallocated shares as the participant instructs. If the trustee does not receive a timely instruction card from a participant, the trustee will not vote that participant's allocated shares and will vote that participant's proportionate share of the unallocated shares in accordance with the instructions of the other participants who provide voting instructions to the trustee on a timely basis. If a participant signs and timely returns an instruction card without indicating a vote, the trustee will vote that participant's allocated shares and his proportionate share of the unallocated shares in accordance with the recommendations of the Board of Directors.

     Participants in the TakeCare Savings and Retirement Plan are entitled to instruct the trustee, by means of a separate voting instruction card, as to how to vote shares of the Company's Common Stock allocated to their respective accounts. If the trustee receives an instruction card on a timely basis from a participant, the trustee will vote the participant's shares in accordance with the participant's instructions. If the trustee does not receive an instruction card from a participant or if a participant signs and returns an instruction card without indicating a vote, the trustee will vote that participant's shares proportionally in accordance with the instructions of the other participants who provide timely instructions to the trustee.

                     BENEFICIAL OWNERSHIP OF COMPANY SHARES

EQUITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to each director, director nominee, the six executive officers named in the Summary Compensation Table herein and the executive officers and directors as a group as to beneficial ownership of shares of the Company's Common Stock and Series A Cumulative Convertible Preferred ("Series A Preferred") Stock, all as of September 15, 1994.

                                                              AMOUNT AND NATURE
                NAME OF                                         OF BENEFICIAL             PERCENT
            BENEFICIAL OWNER               CLASS OF STOCK       OWNERSHIP(1)              OF CLASS
           -----------------            --------------------  -----------------           --------
    Jack R. Anderson................    Common                      831,538(2)                2.1%
                                        Series A Preferred        2,771,794(2)               13.6%
    Robert Gumbiner.................    Common                      678,038(3)(5)             1.7%
                                        Series A Preferred              800(3)                   *
    Richard M. Burdge, Sr...........    Common                      222,630(6)                   *
                                        Series A Preferred          742,103(6)                3.7%
    Westcott W. Price III...........    Common                      427,282(3)(4)(5)          1.1%
    Burke F. Gumbiner...............    Common                      133,078(3)(4)(5)             *
    Mark B. Hacken..................    Common                       18,800(5)                   *
    Warner Heineman.................    Common                        6,400(5)                   *
    Joseph F. Prevratil.............    Common                            0                      *
    Jack D. Massimino...............    Common                       31,665(4)(5)                *
    Michael J. Weinstock............    Common                       28,022(4)(5)                *
    Ryan M. Trimble.................    Common                       20,750(4)(5)                *
    23 directors and executive
      officers as a group (including
      those named above)............    Common                    2,732,360(4)(5)(7)          6.9%
                                        Series A Preferred        3,514,697(7)               17.3%

- ---------------

* Less than 1.0%.

(1) Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission"). Subject to community property laws, where applicable, voting power or investment power with respect to shares reflected in the table is not shared with others.

(2) Includes 137,202 shares of Common Stock held by Mr. Anderson's wife and 271,200 shares of Common Stock held by trusts of which Mr. Anderson's relatives are beneficiaries. Includes 457,340 shares of Series A Preferred Stock held by Mr. Anderson's wife and 904,000 shares of Series A Preferred Stock held by trusts of which Mr. Anderson's relatives are beneficiaries. Mr. Anderson disclaims beneficial ownership of these shares.

(3) Includes shares held under a revocable trust controlled by the named individual.

(4) Includes shares held by the trustee under the Company's Employee Stock Ownership Plan ("ESOP"). As of June 30, 1994, the approximate number of shares of Common Stock allocated to the ESOP accounts of the named executive officers were as follows: Westcott W. Price III -- 5,032 shares; Mark B. Hacken -- no shares; Jack D. Massimino -- 2,915 shares; Ryan M. Trimble -- 3,000 shares; Michael J. Weinstock -- 2,522 shares; Burke F. Gumbiner -- 3,578 shares; and all executive officers of the Company as a group -- 37,936 shares.

(5) Includes stock options exercisable within 60 days after September 15, 1994, which are reported pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended with respect to the following persons:
    Robert Gumbiner -- 12,000 shares; Westcott W. Price III -- 30,000 shares; Burke F. Gumbiner -- 29,500 shares; Warner Heineman -- 6,400 shares; Mark B. Hacken -- 18,800 shares; Jack D. Massimino -- 28,750 shares; Ryan M. Trimble -- 17,750 shares; Michael J. Weinstock -- 14,500 shares; and all executive officers and directors of the Company (23 persons) as a group -- 404,016 shares.

(6) Includes 25,030 shares of Common Stock and 83,435 shares of Series A Preferred Stock held by Mr. Burdge's wife.

(7) Includes shares held by the Trustee under the TakeCare Savings and Retirement Plan.

COMMON STOCK OWNED BY OTHERS

     The following table sets forth information with respect to each other person believed by the Company to be the beneficial owner of more than five percent of the Company's Common Stock as of the dates noted.

                        NAME AND ADDRESS OF                         AMOUNT
                          BENEFICIAL OWNER                    BENEFICIALLY OWNED     PERCENT
                       ----------------------                 ------------------     -------
        Wellington Management Company.......................       3,664,920(1)        9.7%
          75 State Street
          Boston, MA 02109
        FHP International Corporation.......................       3,490,231(2)        8.9%
          Employee Stock Ownership Plan
          9900 Talbert Avenue
          Fountain Valley, CA 92708
        Brinson Holdings, Inc...............................       2,894,300(1)        7.7%
          209 South LaSalle
          Chicago, Illinois 60604-1295
        The Capital Group, Inc..............................       2,667,600(1)        7.1%
          333 South Hope Street
          Los Angeles, CA 90071

- ---------------

(1) Based upon a Schedule 13F for the quarter ended June 30, 1994, filed with the Commission.

(2) Share ownership reported as of August 31, 1994.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     The Bylaws of the Company provide that the Board of Directors shall be classified into three classes as nearly equal in number as possible, such that approximately one-third of the members of the Board shall be elected at each annual meeting of Stockholders and each director shall serve for a 3-year term.

     The Board of Directors is presently comprised of eight members. (As a result of the resignation of a director in 1994, a vacancy exists in the class of directors to be elected at the 1995 Annual Meeting. The Nominating Committee of the Board of Directors is currently conducting a search to fill this vacancy.) There are three director positions in the class whose term of office expires in 1994. The Board of Directors has designated Westcott W. Price III, Joseph F. Prevratil and Mark B. Hacken as nominees for election to 3-year terms expiring in 1997 and until their successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. All nominees presently serve on the Board and have previously been elected to the Board by the Company's Stockholders.

     Management proxies will be voted FOR the election of the above named nominees, unless the Stockholders indicate that their proxies shall not be voted for them. If for any reason any nominee should decline or be unable to serve as a director, an event not now anticipated, the named proxies will vote for such substitute nominee, if any, as may be recommended by the existing Board of Directors.

     Biographical information follows for each person nominated and each person whose term of office as a Director will continue after the Annual Meeting. Directors' ages are as of September 15, 1994.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING

     WESTCOTT W. PRICE III, age 55, has been Vice Chairman of the Board of Directors of the Company since 1986, and a director of the Company since 1984. Mr. Price became President of the Company in 1989 and

Chief Executive Officer in 1990 and currently serves in the Company's Office of the Chief Executive with Mark B. Hacken. He also serves as President of most of the Company's HMO subsidiaries, having joined the Company's oldest HMO, FHP, Inc. ("FHP") in 1981 as a Senior Vice President. Mr. Price has been a member of the Board of Directors of the FHP Foundation since 1985.

     JOSEPH F. PREVRATIL, age 56, has been a member of the Board of Directors of the Company since 1991 and is Chairman of the Company's Compensation Committee and a member of its Audit and Nominating Committees. Mr. Prevratil also serves on the Board of Directors of the FHP Foundation. From 1982 to 1988, Mr. Prevratil served as President of Wrather Port Properties, Inc., an entertainment and hotel complex that included the Queen Mary oceanliner and Spruce Goose airplane attractions in Long Beach, California. In 1988 and 1989 he served as Executive Director of the Port of Long Beach. From 1989 to 1993, Mr. Prevratil was President of his own business, providing contracted consulting and management services to the leisure-time industry and the Redevelopment Agency of the City of Long Beach. In 1993, Mr. Prevratil became President of the RMS Foundation, Inc., a nonprofit corporation operating the Queen Mary oceanliner attraction. Mr. Prevratil also serves as Chairman of the Board of IDM Corporation.

     MARK B. HACKEN, age 59, has been a member of the Board of Directors of the Company since 1992 and the Board of Directors of FHP since 1986. Mr. Hacken served as a consultant to FHP on a periodic basis for several years and in October of 1993, joined Mr. Price as President and CEO in the Office of the Chief Executive of the Company. From 1989 to 1991, Mr. Hacken served as Senior Vice President in charge of jewelry merchandising of Best Products Co., Inc. Best Products Co., Inc. entered into Chapter 11 bankruptcy in 1991. Mr. Hacken has also been President of Thrifty Jr. Drug Stores and President and Chief Executive Officer of Drug King, Inc. and Elliott's Drugs.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1995 ANNUAL MEETING

     ROBERT GUMBINER, M.D., age 71, has been the Chairman of the Board of Directors of the Company since its inception in 1984 and serves as Chairman of the Company's Nominating and Executive Committees. He is also the founder of FHP and he served as Chairman of the Board of Directors of FHP from 1961 to 1994. He was President of the Company from its inception until 1989 and President of FHP from its inception in 1961 until 1989. In 1990, Dr. Gumbiner retired as Chief Executive Officer of the Company and FHP and became a consultant to FHP. Dr. Gumbiner has been Chairman of the Board of the FHP Foundation since 1985.

     RICHARD M. BURDGE, SR., age 67, joined the Board of Directors of the Company in July, 1994 pursuant to the terms of an Agreement and Plan of Merger (the "TakeCare Merger Agreement") whereby the Company acquired ownership of TakeCare, Inc. and agreed to add Mr. Burdge to the Company's Board of Directors and to renominate him at the Annual Meeting of Stockholders in November, 1995. Mr. Burdge currently serves on the Strategic Planning and Policy Committee and the Ethics Committee of the Board of Directors. Mr. Burdge retired in 1984 as Executive Vice President of CIGNA Corporation, a position he held from 1982 to 1984. He also served as Senior Executive Vice President of INA Corporation from 1980 to 1982. From 1975 to 1980, Mr. Burdge served as Executive Vice President of INA Corporation. He also served as President and Chief Operating Officer of the American Stock Exchange from 1972 to 1975.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1996 ANNUAL MEETING

     BURKE F. GUMBINER, age 43, has been a director of the Company since 1984. He was a Vice President of the Company from 1984 to 1989, and in 1989 he became a Senior Vice President. Mr. Gumbiner joined FHP in 1972 and has served in several executive capacities. He currently has oversight of the Company's insurance subsidiaries. Mr. Gumbiner is the son of Robert Gumbiner.

     WARNER HEINEMAN, age 72, has been a member of the Board of Directors of the Company since 1990 and is a member of the Company's Audit and Compensation Committees. Mr. Heineman has also served as a director of FHP. He currently serves as a director of two of the Company's insurance subsidiaries. Mr. Heineman joined the First Business Bank in 1992 and currently serves as a Senior Advisor. From 1989 to 1992, he served as Senior Vice President of the Bank of Los Angeles. He also served as a Senior Vice President of City National Bank from 1981 to 1988. In 1981, he retired as Vice Chairman and Director of

Union Bank after 38 years of service with that organization. Mr. Heineman is a Trustee of Southwestern University School of Law, Member of the Board of Advisors of UCLA Medical Center, Member of the Board of Visitors, UCLA School of Medicine and a director of Alexander Haagen Properties, Inc. and Capital Market Fund, Inc.

     JACK R. ANDERSON, age 69, joined the Board of Directors of the Company in June, 1994 pursuant to the TakeCare Merger Agreement whereby the Company agreed to add Mr. Anderson to the Company's Board of Directors and to renominate him at the Annual Meeting of Stockholders in November, 1996. Mr. Anderson was Chairman of the Board and a Director of TakeCare, Inc. from 1988 to June of 1994. He has been the President of Calver Corporation, a health care consulting and investing firm and a private investor since 1982. Mr. Anderson currently serves as Chairman of the Company's Audit Committee and a member of the Compensation Committee of the Board of Directors. Mr. Anderson currently serves on the Boards of Directors of Manor Care, Inc., Navistar International Corporation, Horizon Mental Health Management, Inc. and United Dental Care, Inc.

COMMITTEES OF THE BOARD AND BOARD ATTENDANCE

  Committees of the Board

     To assist in the discharge of its responsibilities, the Board of Directors of the Company has established several committees, including Audit, Compensation and Nominating Committees. The members of these standing committees are elected by the Board of Directors at its organizational meeting following the Annual Meeting of Stockholders. Each member serves at the pleasure of the Board for a one-year term or until his successor is elected.

     The Company's Audit Committee is comprised of Jack R. Anderson (Chairman), Joseph F. Prevratil and Warner Heineman. Mr. Anderson joined the Audit Committee in July of 1994. The Audit Committee met six times during the year ended June 30, 1994. The Audit Committee recommends to the Board the retention or discharge of the Company's independent auditors; reviews the engagement of the independent auditors including the scope, extent and procedures of the audit and the fees to be paid therefor; reviews, in consultation with the independent auditors, the audit results and their opinion letter or proposed report of audit and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews and approves the engagement of the independent auditors for services of a non-audit nature; reviews and approves the audited financial statements; consults with the independent auditors, the Company's internal auditors and the Company's management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; directs and supervises investigations into matters within the scope of the Audit Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

     The Company's Compensation Committee is comprised of Joseph F. Prevratil (Chairman), Jack R. Anderson and Warner Heineman. Mr. Anderson joined the Compensation Committee in July of 1994. The Compensation Committee held 7 meetings during the year ended June 30, 1994. See "Compensation Committee Report on Executive Compensation" below.

     The Company's Nominating Committee is composed of Robert Gumbiner (Chairman), Joseph F. Prevratil and Warner Heineman. The Nominating Committee met in August, 1994 and recommended that the three director candidates be elected at the Annual Meeting. The Nominating Committee does not plan to consider nominees recommended by Stockholders.

  Attendance at Meetings

     The Board of Directors of the Company held 24 meetings during the year ended June 30, 1994. With the exception of Jack Anderson, who joined the Board of Directors on June 17, 1994 (less than two weeks before the end of the fiscal year), each director attended more than 75% of the meetings of the Board and Committees of the Board which the director served at any time during the year.

                       NONEMPLOYEE DIRECTOR COMPENSATION

  Directors' Fees

     During the fiscal year ended June 30, 1994, those nonemployees who served on the Board of Directors of the Company received fees of $10,000 per quarter, those nonemployees who served on the Executive Committee of the Company (Robert Gumbiner, Joseph Prevratil and Richard Rodnick) also received $3,000 per quarter, and Warner Heineman received an additional $1,750 per quarter for serving on the Board of Directors of another subsidiary. On April 22, 1994, an Ad Hoc Committee of the Board of Directors composed solely of executives of the Company approved the payment of a $50,000 special director's fee to the nonemployee directors in recognition of their special efforts in connection with the negotiation, analysis and approval of the acquisition of TakeCare, Inc., including their review of copious materials relating to TakeCare, Inc. and the proposed transaction, their extensive travel in connection with the acquisition and their participation in numerous special meetings of the Company's Board of Directors held throughout the course of the transaction.

     Set forth below are the fees received during the fiscal year ended June 30, 1994 by the nonemployee directors of the Company for service as directors of the Company and certain of its direct and indirect subsidiaries:

        Robert Gumbiner...................................................  $102,000
        Joseph F. Prevratil...............................................   102,000
        Richard M. Rodnick................................................   102,000
        Warner Heineman...................................................    97,000
        Mark B. Hacken....................................................    12,065*

- ---------------

* Mark B. Hacken served as a nonemployee director until October 19, 1993 when he became employed as President and Chief Executive Officer, Office of the Chief Executive.

  Deferred Compensation

     The Company and certain of its subsidiaries have adopted a Deferred Compensation Plan for Nonemployee Directors pursuant to which an amount equal to 12% of a nonemployee director's annual director's fees is credited each year on the Company's books. Such funds, together with earnings (credited at the same rate that the Company earns on its cash and cash equivalent investments), vest at the rate of 50% per year for each year that participants serve as nonemployee directors and are payable to the participants when they cease to be nonemployee directors. During the fiscal year ended June 30, 1994, deferral amounts (including earnings) were accrued on the Company's books for the nonemployee directors as follows: Robert Gumbiner -- $12,605; Joseph F. Prevratil -- $12,604; Richard M. Rodnick -- $12,538; Warner Heineman -- $12,028; and Mark B. Hacken -- $1,672.

  Stock Options

     The Company's Executive Incentive Plan provides for the automatic award of nonqualified stock options to nonemployee directors according to the following formula: Each person who first becomes a nonemployee director of the Company is awarded a nonqualified option to purchase 10,000 shares of the Company's Common Stock at an option exercise price equal to the market value of the Common Stock on the date that person becomes a director. This option becomes exercisable in full only after the optionee has completed two years of continuous service as a nonemployee director. Based on this formula, a nonqualified option was granted to Jack R. Anderson on June 17, 1994 to purchase 10,000 shares of the Company's Common Stock at an option exercise price of $24.75 per share.

     The Executive Incentive Plan further provides that a person who has continuously served as a nonemployee director of the Company for two years and has not received an option award during that period, is awarded a nonqualified option to purchase 10,000 additional shares of the Company's Common Stock. This option becomes exercisable to the extent of 20% of the shares covered thereby for each year thereafter that the optionee completes as a nonemployee director. Based on this formula, a nonqualified option was granted to Robert Gumbiner on October 1, 1993 to purchase 10,000 shares of the Company's Common Stock at an option exercise price of $20.875 per share.

     The Executive Incentive Plan also provides that a person who continuously serves as a nonemployee director of the Company for a period of two years after receiving the option award described in the preceding paragraph, receives an option to purchase 2,000 additional shares of Company's Common Stock annually for each year that the director continues to serve in that capacity. Each of these options becomes exercisable to the extent of 20% of the shares covered thereby for each year thereafter that the optionee completes as a nonemployee director. Based on this formula, a nonqualified option was granted to Warner Heineman on October 1, 1993 to purchase 2,000 shares of the Company's Common Stock at an option exercise price of $20.875 per share.

  Consulting Fees

     Warner Heineman received $8,000 during the fiscal year for serving as a consultant to one of the Company's subsidiaries.

     Robert Gumbiner and Mark B. Hacken served as consultants to another subsidiary during the fiscal year ended June 30, 1994. See "Compensation Committee Interlocks and Insider Participation" below.

                             EXECUTIVE COMPENSATION

     The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years shown of those persons ("Named Executive Officers") who were, during the latest fiscal year (i) the chief executive officers, and (ii) the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                             ANNUAL COMPENSATION          -----------------
                                                       --------------------------------   SHARES UNDERLYING    ALL OTHER
                                              FISCAL    SALARY       BONUS      OTHER      OPTIONS (NUMBER    COMPENSATION
        NAME AND PRINCIPAL POSITION            YEAR     (1)($)       (2)($)     (3)($)       OF SHARES)          (4)($)
- --------------------------------------------  -------  ---------    --------   --------   -----------------   ------------
WESTCOTT W. PRICE III.......................     1994   428,922      95,514         --          50,000            28,301
Vice Chairman of the Board; President and        1993   360,000     186,600         --         100,000            27,463
  CEO, Office of the Chief Executive             1992   359,375         -0-         --             -0-                --
MARK B. HACKEN(5)...........................     1994   271,636      61,532         --         200,000             1,012
President and CEO, Office of the Chief           1993       -0-         -0-         --           2,000               -0-
  Executive                                      1992       -0-         -0-         --           2,000                --
JACK D. MASSIMINO...........................     1994   345,482     151,226         --         225,000            29,277
Executive Vice President and Chief Operating     1993   250,000     152,500         --          75,000            27,963
Officer                                          1992   217,462     100,000         --           5,000                --
RYAN M. TRIMBLE.............................     1994   304,462      60,613     39,775(6)      120,000            29,017
Senior Vice President                            1993   184,308      87,505     39,584(6)       50,000            24,000
                                                 1992   137,597      29,000         --             -0-                --
MICHAEL J. WEINSTOCK........................     1994   227,288     103,897         --          60,000            28,301
Senior Vice President, General Counsel and       1993   190,000      59,928         --          40,000            27,463
  Secretary                                      1992   189,519      75,000         --          20,000                --
BURKE F. GUMBINER...........................     1994   260,114      56,572         --          60,000            28,340
Senior Vice President                            1993   210,000      30,000         --          50,000            25,200
                                                 1992   204,210         -0-         --             -0-                --

- ---------------

(1) Includes the base salary earned by the Named Executive Officer during the fiscal year covered and any voluntary salary reduction resulting from contributions for the fiscal year by the Named Executive Officer to (a) the Company's ESOP under Internal Revenue Code Section 401(k), and (b) the FHP, Inc. Deferred Compensation Plan for Executives and Physicians.

(2) Includes the cash value of bonus earned by the Named Executive Officer during the fiscal year covered and the cash value of voluntary bonus reductions resulting in contributions to (a) the Company's

    ESOP under Internal Revenue Code Section 401(k) and (b) the FHP, Inc. Deferred Compensation Plan for Executives and Physicians.

(3) Excludes perquisites and other personal benefits if the value did not exceed the lesser of $50,000 or 10% of both salary and bonus. In accordance with the transitional provisions applicable to the revised rules on executive officer compensation disclosure adopted by the Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for fiscal year 1992.

(4) Includes Company contributions under the FHP Money Purchase Pension Plan as follows: Westcott W. Price -- $18,867; Jack D. Massimino -- $18,867; Ryan M. Trimble -- $18,867; Michael J. Weinstock -- $18,867 and Burke F. Gumbiner -- $18,867. Also includes Company contributions under the Company's ESOP as follows: Westcott W. Price -- $9,434; Jack D. Massimino -- $9,434; Ryan M. Trimble -- $9,434; Michael J. Weinstock -- $9,434; and Burke F. Gumbiner -- $9,434. Also includes the dollar value of taxable income from group term life insurance coverage in excess of $50,000 purchased by the Company.

(5) Mr. Hacken became employed by the Company on October 19, 1993 and entered into a two-year Employment Agreement as of November 1, 1993. The Agreement provided for Mr. Hacken to receive an initial base salary of $400,000 per year, to participate in the Company's executive bonus plan and to receive a stock option to purchase 200,000 shares of common stock. The option becomes fully exercisable after two years and terminates six years from the date of grant. See "Option Grants in Last Fiscal Year" below. The Employment Agreement may be renewed for two successive two-year periods if the Company and Mr. Hacken agree in writing. If the Employment Agreement is so extended, Mr. Hacken will receive an additional stock option to purchase 200,000 shares of the Company's common stock for each successive two-year term of employment. In the event of termination of Mr. Hacken's employment without cause, his stock option will be subject to partial acceleration of exercisability based on the period of his service with the Company. Mr. Hacken also served as a consultant to a subsidiary of the Company prior to October 19, 1993. See "Compensation Committee Interlocks and Insider Participation" below.

(6) Includes an automobile allowance of $9,600, and $30,000 representing a portion of the principal amount of a loan forgiven during the fiscal year ended June 30, 1994. Includes an automobile allowance of $7,643, a reimbursement by the Company of $11,827 in expenses associated with Dr. Trimble's relocation to California, and $20,000 representing a portion of the principal amount of a loan forgiven during the fiscal year ended June 30, 1993. See "Certain Transactions" below.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides details regarding stock options granted under the Company's Executive Incentive Plan to the Named Executive Officers during the fiscal year ended June 30, 1994. In addition, in accordance with Commission rules, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option, its ultimate value will depend on the market value of the Company's stock at a future date. The Company's Executive Incentive Plan does not provide for the grant of stock appreciation rights.

                                                                                              POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED ANNUAL
                                                                                              RATES OF STOCK PRICE
                          NUMBER OF SHARES       % OF TOTAL       EXERCISE                  APPRECIATION FOR OPTION
                             UNDERLYING       OPTIONS GRANTED      PRICE                            TERM(5)
                              OPTIONS           TO EMPLOYEES        PER       EXPIRATION    ------------------------
          NAME               GRANTED(1)        IN FISCAL YEAR     SHARE(1)       DATE           5%           10%
- ------------------------  ----------------    ----------------    --------    ----------    ----------    ----------
Westcott W. Price III...        50,000(2)            2.7%         $27.25       07/01/03     $  856,869    $2,171,474
Mark B. Hacken..........       200,000(3)           10.7%         $20.375      10/19/03      2,562,746     6,494,501
Jack D. Massimino.......        25,000(2)            1.3%         $27.25       07/01/03        428,434     1,085,737
                               200,000(4)           10.7%         $24.1875     05/02/04      3,042,278     7,709,729
Ryan M. Trimble.........        20,000(2)            1.1%         $27.25       07/01/03        342,748       868,590
                               100,000(4)            5.4%         $24.1875     05/02/04      1,521,139     3,854,865
Michael J. Weinstock....        20,000(2)            1.1%         $27.25       07/01/03        342,748       868,590
                                40,000(4)            2.1%         $24.1875     05/02/04        608,456     1,541,946
Burke F. Gumbiner.......        20,000(2)            1.1%         $27.25       07/01/03        342,748       868,590
                                40,000(4)            2.1%         $24.1875     05/02/04        608,456     1,541,946

- ---------------

(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. All options will become immediately exercisable on the occurrence of an attempted tender offer or a change of control as described in the Company's Executive Incentive Plan.

(2) Exercisable July 1, 2000, but subject to accelerated incremental vesting as to 10%, 15%, 20%, 25%, and 30% of the total number of option shares granted, respectively, each year subsequent to the date of the grant if the consolidated earnings per share ("EPS") of the Company for the fiscal year ending on the June 30 immediately preceding such accelerated vesting date exceed both EPS for the preceding fiscal year, and the average EPS for the two preceding fiscal years, and if the Optionee shall have been in the continuous employ of the Company or any subsidiary from the date of grant of this option through such accelerated vesting date. If accelerated vesting does not occur the percentage will be carried forward and added to the percentage which becomes eligible for accelerated vesting with respect to the next anniversary date.

(3) Exercisable after two years of service, but subject to partial acceleration of exercisability prior to two years if employment is terminated without cause or because of death or disability. Does not include a 2,000 share option which was granted to Mr. Hacken on October 1, 1993, shortly before he became an employee on October 19, 1993, because that option required that Mr. Hacken continue to serve as a non-employee director in order to vest.

(4) Exercisable incrementally over four years as to 10%, 20%, 30% and 40% of the total number of option shares granted.

(5) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year by the Named Executive Officers.

                                                                NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                               SHARES                             OPTION SHARES AT                 IN-THE-MONEY OPTION
                            ACQUIRED ON        VALUE             FISCAL YEAR-END (#)          SHARES AT FISCAL YEAR-END ($)
                              EXERCISE        REALIZED      -----------------------------     -----------------------------
           NAME                 (#)             ($)         EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
- --------------------------  ------------     ----------     ------------   --------------     ------------   --------------
Westcott W. Price III.....     110,000       $2,212,250        10,000          140,000          $ 66,250        $596,250
Mark B. Hacken............         -0-              -0-        18,800          200,000            56,610         700,000
Jack D. Massimino.........       8,250          148,256        13,750          301,250            49,688         447,188
Ryan M. Trimble...........       5,000           52,045         8,250          167,750            64,923         325,031
Michael J. Weinstock......      16,500          305,625        30,260           98,500           458,770         238,500
Burke F. Gumbiner.........         -0-              -0-        20,000          120,000            33,125         298,125

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     On March 12, 1994, the Company entered into agreements ("Employment Agreements") with certain key executive officers, including each of the Named Executive Officers, providing for benefits in the event of a "Change of Control" of the Company. For the purposes of the Employment Agreements, a Change of Control occurs when: (i) another party, other than a Company sponsored employee benefit plan, acquires (other than directly from the Company) beneficial ownership of 20% or more of the Company's stock or voting securities; (ii) there is a change in a majority of the current Board of Directors (the "Incumbent Board") (excluding any persons approved by a vote of the Incumbent Board other than in connection with an actual or threatened proxy contest); or (iii) there is a consummation of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination in which all or substantially all of the stockholders of the Company received 70% or more of the stock of the Company resulting from the Business Combination and at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board.

     The Employment Agreements provide that the executive's employment shall continue for three years following a Change of Control on equivalent terms (including position, duties, compensation and benefits) to those existing immediately prior to the Change of Control. If during this three-year period the executive's employment is terminated other than for "Cause," or if the executive terminates his employment for "Good Reason" (as defined in the Employment Agreements), or voluntarily during a 30-day period following the first anniversary of the Change of Control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain pension credit and insurance and other welfare plan benefits). Further, an additional "Gross-Up" payment is required in such amount that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code of 1986, as amended, has been imposed.

FILING DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies.

     Based upon its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that, during the last fiscal year, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that, due to clerical error, an initial report on Form 3 required to be filed when Eric Sipf became a Senior Vice President of the Company was filed after such report was due to be filed.

CERTAIN TRANSACTIONS

     In 1992, Ryan M. Trimble, a Senior Vice President of the Company, borrowed $150,000 from FHP for the purpose of purchasing a residence in California following his relocation from Arizona. $40,000 of the borrowed amount was forgiven by July of 1994 and an additional $60,000 of the borrowed amount may be forgiven in installments of $20,000 a year if Dr. Trimble remains employed with the Company through July of 1997, at which time the remaining $50,000 principal balance, together with interest at the rate of 6.5% a year will be due and payable. In the interim, the loan is secured by a recorded second lien on Dr. Trimble's residence.

     In December 1990, Robert N. Franklin, a Senior Vice President of the Company, borrowed $100,000 from FHP for the purpose of purchasing a residence in California following his relocation from New Mexico. The loan, which bears interest at the rate of 9% per annum, may be forgiven in installments of $25,000 a year if Mr. Franklin remains employed with the Company through September of 1996. In the interim, the loan is secured by a recorded second lien on Mr. Franklin's residence.

     In March 1992, Christobel E. Selecky, a Senior Vice President of the Company, borrowed $95,000 for the purpose of purchasing a residence. At June 30, 1994, the principal amount of this loan was $85,886 and as of September 30, 1994, the principal amount was $75,886. The loan, which is secured by a recorded second lien against Ms. Selecky's residence, accrues interest at a rate of 7.5% per annum until maturity on September 30, 1995.

     In June 1994, Kenneth S. Ord, Senior Vice President and Chief Financial Officer of the Company, borrowed $100,000 from the Company for the purpose of purchasing a residence in California following his relocation from Michigan. The loan, which bears interest at a rate of 8.5% per annum, may be forgiven in installments of $20,000 a year if Mr. Ord remains employed with the Company through February 14, 1999. In the interim, the loan is secured by a recorded second lien on Mr. Ord's residence.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee of the Board of Directors of the Company (the "Committee") consists of Joseph F. Prevratil (Chairman), Warner Heineman and Jack R. Anderson. Mr. Anderson joined the Committee after the fiscal year ended June 30, 1994. All members of the Committee are nonemployee directors who are not eligible to participate in any of the executive compensation programs. The Committee has responsibility for administration of the Company's executive compensation programs, including the Management Compensation Program (the "Salary Program"), under which salaries of senior management personnel are determined; the Management Incentive Plan (the "Bonus Program"), which provides for cash bonuses to salaried employees; and the Executive Incentive Plan, which authorizes grants of stock options, restricted stock and performance units. The following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended June 30, 1994.

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies are designed to (i) provide competitive levels of overall compensation in order to attract and retain the most qualified executives in the industry, (ii) motivate executive officers to achieve the Company's business objectives, and (iii) reward executive officers for their achievements on behalf of the Company. To achieve these goals, the Committee and the Board of Directors have followed an executive compensation program primarily consisting of three integrated components -- base salaries, bonuses and stock options.

BASE SALARIES

  Fiscal 1994 Salaries

     It is the policy of the Committee to establish and maintain executive salary levels that reflect position responsibilities, are competitive with salary structures for health care executive groups having similar operating responsibilities and are capable of attracting, retaining and motivating competent executives. Increases in base salaries have been dependent on the executives' and the Company's performance for the previous year.

     In establishing base salaries for fiscal year 1994, the Committee noted that the base salaries had not been changed in any material respect for fiscal year 1993, except in the case of increases associated with promotions. This was because the Company's financial performance for fiscal year 1992 was judged less than satisfactory by the CEO and the Committee.

     Company performance for fiscal year 1993 was satisfactory and demonstrated improvement. Based on this improved financial performance, the Committee approved increases in base salaries for the Named Executive Officers, effective July 1, 1993 as follows: Mr. Price, $420,000; Mr. Massimino, $325,000; Dr. Trimble, $250,000; Mr. Weinstock, $225,000; and Mr. Gumbiner, $250,000. Mr. Hacken was employed on October 19, 1993 at an annual base salary of $400,000.

     In May, 1994, the Company initiated a major reorganization of the operational and functional activities of the Company into three areas:
Healthcare Delivery, Insurance and Support Services, and Health Plans. In June, 1994, the Company accomplished the acquisition of TakeCare, Inc., creating one of the largest HMOs in the United States with annual revenue over $3.25 billion. In recognition of the assignment of new roles and responsibilities of the executives, managing a more complex organization, and the added responsibility of integrating the TakeCare acquisition, base salaries were adjusted, effective May 1, 1994, as follows: Mr. Price, $500,000; Mr. Hacken, $475,000; Mr.
Massimino, $450,000; Dr. Trimble, $400,000; Mr. Weinstock, $250,000; and Mr. Gumbiner, $290,000.

     In making its decisions to adjust base salaries, the Committee consulted with William M. Mercer, Incorporated ("Mercer"), an independent consultant specializing in such matters. In September, 1993, the Committee requested Mercer to conduct a study comparing the base salaries, bonuses and other benefits paid to the Company's senior executives with those paid to executives holding comparable positions in the health care industry and other HMOs that the Company treats as its principal competitors. Recently, Mercer was asked to update its study in consideration of the reorganization and the TakeCare acquisition.

  Salary Considerations for Fiscal 1995

     It is currently anticipated that there will be no salary increases for fiscal year 1995, based on the salary increases which took place in May, 1994 to account for the added responsibility of the reorganization and the TakeCare acquisition.

ANNUAL INCENTIVES

     The Company has for many years utilized its Bonus Program to provide annual incentives to executive personnel of the Company and its subsidiaries. The Bonus Program provides for potential cash bonuses to eligible participants based on a percentage of each participant's gross salary. The highest percentage bonus payable to executive officers under the Bonus Program is 50%, although additional discretionary awards are possible in recognition of extraordinary individual performance.

     For each fiscal year, the Board of Directors establishes financial and operational goals for the Company as a whole and separately establishes appropriate performance targets for each geographical region and for each major corporate function (sales and marketing; finance; human resources; etc.) within the Company. For fiscal year 1994, the Company's financial goals were pretax income, return on assets and cash flow. The operational goals included quality and service and productivity improvement. The regional/functional goals were pretax income, quality and service and productivity improvement. The final bonus was determined by a relative weighting of various factors in which the interplay of achievement levels of financial measures and operational measures, as compared with target performance, determined the bonus payable to each participant.

  Fiscal 1994 Bonuses

     In fiscal year 1994, the Company achieved its financial and operational objectives. Accordingly, bonuses were paid totaling approximately $5,125,000, of which the named executive officers received an aggregate of $529,354. The bonuses received by Mr. Price and Mr. Hacken comprised approximately 18% of their total cash compensation for the year and the bonuses of the other Named Executive Officers ranged from approximately 31% to 17% of their total cash compensation. The Committee believes that the executive officers' cash compensation should be subject to significant annual variation depending on whether or not the performance targets under the Bonus Program have been achieved.

LONG-TERM INCENTIVE PROGRAM

     In 1992, the Committee approved a program (described in detail in last year's Compensation Committee Report on Executive Compensation) for a series of grants of nonqualified stock options spaced over four successive years (beginning July 1, 1992) in which the vesting schedule of each option is tied directly to growth in EPS. The optionees are presented under each option with five annual opportunities for accelerated vesting which will be realized only if the senior managers produce EPS which exceed both EPS of the previous year and average EPS for the two previous years. Because of the four-year schedule for the granting of options, this challenge is presented to the optionees each year for eight continuous years from 1993 to the year 2000. This provides incentives for continued service with the Company while establishing a new option price for each grant that should reflect the Company's recent performance.

     The merger with TakeCare and the reorganization of the Company provided the executives with significant new responsibilities and an opportunity to add shareholder value by penetrating new markets, capturing economies of scale and providing greater market stability and recognition. To ensure that executives were focused on such opportunities, to recognize their increased responsibilities following the merger, and to provide incentive to accelerate the changes required to meet the demands of the marketplace, the Committee approved a special one-time stock option grant to certain of the Named Executive Officers as follows: Mr. Price, 250,000 shares; Mr. Massimino, 200,000 shares; Dr. Trimble, 100,000 shares; Mr. Weinstock, 40,000 shares; and Mr. Gumbiner, 40,000 shares. The option grant to Mr. Price was made in fiscal year 1995; the option grants to the other named executives were made in fiscal year 1994. Mr. Hacken received a stock option grant of 200,000 shares pursuant to his employment agreement and was therefore not awarded any additional options due to the merger and reorganization. All options were issued at an exercise price equal to the fair market value of the Company's common stock as of the date of grant. The number of option shares granted were determined after the Committee had reviewed the stock option grant practices of peer organizations evaluated in Mercer's 1993 study.

PERFORMANCE OF THE OFFICE OF THE CHIEF EXECUTIVE

     In October, 1993, Mark Hacken became employed by the Company after serving for several years as a consultant and nonemployee member of the Board. Mr. Hacken, together with Westcott W. Price III, form the Office of the Chief Executive of the Company (the "Chief Executives"). In setting the base salaries of the Chief Executives, and in determining whether the Chief Executives have met the operational and financial criteria under the Bonus Program, the Committee has taken note of management's progress toward the Board's objectives of increasing the HMO membership base and revenue, broadening the range of services offered to individuals and employer groups, and achieving better control over costs in a recessionary environment (in California) while maintaining the quality of health care services. The Committee also takes qualitative factors into account, such as effectiveness of leadership and managing the development and execution of the Company's strategic plan.

     Among the performance factors the Committee took into account for fiscal year 1994, it was noted that revenue increased 23.3%, HMO membership (exclusive of that from the TakeCare acquisition) increased by 10.5%, net income increased by 34% and EPS by 29%. In addition, the Company made improvement in controlling the cost of health care from 83.8% of total revenue in fiscal year 1993 to 83.2% of total revenue in fiscal year 1994. The Committee also took into account the accomplishment of the TakeCare acquisition.

                                          Respectfully submitted,

                                          JOSEPH F. PREVRATIL

                                          WARNER HEINEMAN

                                          JACK R. ANDERSON

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company during the fiscal year ended June 30, 1994 consisted of Joseph F. Prevratil (Chairman) and Warner Heineman, each of whom is a non-employee Director of the Company. Mark Hacken also served on the Committee until October 17, 1993, shortly before becoming an employee of the Company. Robert Gumbiner served on the Committee until November 18, 1993, when Richard Rodnick took his place until the end of the fiscal year.

     Robert Gumbiner is a founder of both the Company and FHP and served for approximately 29 years as the President and Chief Executive Officer of those companies. He retired in 1990 and he continues to serve FHP as a consultant under an agreement which extends to June 30, 1995. In that capacity he received compensation of $536,565 during the last fiscal year.

     FHP presently leases improved real property from Plaza Land Corporation, the sole shareholder of which is Robert Gumbiner. The property is located in Long Beach, California, and is the site of FHP's Plaza Medical Building. During the fiscal year ended June 30, 1994, FHP paid rent totaling $400,493 under the lease. The rental rate is adjusted annually based on changes in the consumer price index. The lease expires in August of 1999, at which time FHP has an option to purchase the property for 90% of its then appraised value.

     Since 1983, FHP has leased improved real property from a limited partnership, the general partner of which is Robert Gumbiner. The property is located in Long Beach, California, and is the site of FHP's Long Beach Senior Center. The lease was entered into in October of 1983 and extends to December 31, 1995. During the fiscal year ended June 30, 1994, FHP paid rent totaling $288,000 under the lease.

     During the fiscal year ended June 30, 1994, FHP provided health care coverage to the employees of the Sheraton Riverside Hotel ("Hotel") and received payments from the Hotel totaling $237,000. The Hotel conducts its business as a partnership. The general partner of the Hotel is a corporation in which Joseph Prevratil owns a 50% interest. Mr. Prevratil also owns a 7% interest in the limited partner of the Hotel. In addition, Mr. Prevratil owns a 50% interest in the management company that presently manages the Hotel.

     Mr. Prevratil is the President of the RMS Foundation, Inc. (the "Foundation") which manages the day-to-day operations of the Queen Mary oceanliner tourist attraction located in the Long Beach harbor in California. During the fiscal year ended June 30, 1994, the Company's HMO and insurance subsidiaries billed the Foundation $701,000 for the provision of health care coverage to the Foundation's employees and the HMO and insurance subsidiaries received payments from the Foundation totaling $357,000. During the fiscal year ended June 30, 1994 the Foundation's largest outstanding account balance was $339,000. On September 30, 1994, the Foundation had an outstanding account balance with the HMO and insurance subsidiaries of $362,000.

     Prior to becoming an employee of the Company on October 19, 1993, Mark B. Hacken served as a consultant to FHP on various projects during the fiscal year ended June 30, 1994 for which he received compensation of $61,873, including reimbursements for out-of-pocket expenses.

     No executive officer of the Company during the last fiscal year served as a member of a compensation committee or director of another for-profit entity in a situation in which an executive officer of such other entity served as a member of the Compensation Committee or Director of the Company.

                               PERFORMANCE GRAPH

     The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five fiscal years in comparison to the cumulative total return of the Standard & Poor's (S&P) Health Care Composite Index and the S&P 500 Stock Index.

      Measurement Period
    (Fiscal Year Covered)            FHPC         S&P Health        S&P 500
1989                                       100             100             100
1990                                     124.8           135.3           116.4
1991                                     175.2           169.5           125.0
1992                                     133.3           185.5           141.7
1993                                     207.6           163.9           160.9
1994                                     182.9           164.3           163.2

Assumes $100 invested on June 30, 1989 in FHP Common Stock, S&P Health Care Composite Index and S&P 500 Index.

                   APPROVAL OF FHP INTERNATIONAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

                                   PROPOSAL 2

     The Board of Directors has adopted, subject to shareholder approval, the FHP International Corporation Employee Stock Purchase Plan (the "Plan"). Under the Plan, one million shares of the Company's Common Stock would be offered for purchase by eligible employees electing to participate, subject to certain adjustments. Such shares will be issued by the Company either from treasury stock or from authorized and unissued shares. The employees would be entitled periodically to purchase Common Stock of the Company, by means of after-tax payroll deductions, at a discount from the market price of the Company's Common Stock. The Board of Directors believes that the Plan would provide an additional incentive to employees to achieve business goals that would increase stock values and to remain in the employment of the Company.

SUMMARY DESCRIPTION OF THE PLAN

     The following summary of the material provisions of the Plan is qualified in its entirety by reference to the text of the Plan, a copy of which is set forth as Exhibit A to this Proxy Statement.

     Operations of the Plan. Prior to the beginning of each offering effective date (the "Grant Date"), Eligible Employees (as defined below) will be given the opportunity to participate in the Plan. Participating Eligible Employees ("Participants") will designate a certain amount of their after-tax compensation to be set aside through payroll deductions over a specified number of months to purchase the Company's Common Stock. On the last day of the offering period (the "Offering Exercise Date"), the total amount set aside by each Participant will be used to purchase Common Stock. The purchase price of each share of Common Stock for a particular offering will be established by the Compensation Committee. However, in no event will the purchase price of each share of Common Stock be less than 85% of the average of the high and low prices for a share of Common Stock on the Grant Date or the Offering Exercise Date, whichever is lower, as reported by the stock exchange or market on which the Common Stock is publicly traded. On or shortly after the Offering Exercise Date, the Company will deliver to a stock brokerage firm for the accounts of Participants in the Plan a stock certificate representing the number of whole shares purchased under the Plan (Participants will be refunded cash in lieu of fractional shares). If the Plan is approved by shareholders of the Company, the initial offering will commence on January 1, 1995 and end on December 18, 1995.

     Eligibility. Only Eligible Employees will participate in the Plan. For purposes of the initial offering, an "Eligible Employee" is an employee of the Company or any of its subsidiaries who has completed two years of continuous service with the Company or a subsidiary prior to January 1, 1995. As of August 30, 1994, there were approximately 7,600 Eligible Employees. The Compensation Committee has the authority to exclude all or any number of highly compensated employees from participating in the Plan and has decided to exclude the Chief Executive Officers, the Chief Operating Officer and all Senior Vice Presidents from participating in the initial offering.

     Limitations on Amount of Shares Purchased. The fair market value of stock purchased by any Participant may not exceed a certain value as established under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") in any calendar year. For the initial offering, the Compensation Committee has established that value at $10,000 per Participant.

     Term of the Plan. The Plan shall be effective from January 1, 1995 through the date that all of the shares subject to the Plan have been purchased.

     Withdrawal from the Plan. A Participant may voluntarily withdraw from the Plan at any time up to two weeks before an Offering Exercise Date. Upon such a withdrawal, a Participant must elect to either (i) withdraw all amounts in his Option Account or (ii) leave all amounts in his Option Account to be applied to purchase Stock on the Offering Exercise Date. In addition, in the event that a Participant ceases for any reason to be an Eligible Employee, he or she will be deemed to have withdrawn from the Plan and shall receive a refund in cash of the balance credited to his or her account during the offering. A Participant who withdraws or who is deemed to withdraw from the Plan will generally be able to participate on the first day of the next offering provided he or she is then an Eligible Employee.

     Termination of Employment. The Plan does not restrict the Company's or a subsidiary's right to terminate the employment of Participants. If a Participant's employment terminates for any reason, the Participant will be deemed to have withdrawn from the Plan and he or she (or, in the event of the Participant's death, his or her beneficiary) shall be refunded the balance of the funds credited to the Participant's account for that offering. Termination of employment has no effect on shares previously purchased under the Plan.

     Amendment or Termination of the Plan. The Board of Directors may amend, modify or terminate the Plan at any time without notice, provided that the existing rights of Participants are not adversely affected thereby. However, the prior approval of shareholders is required for any amendment that would (i) increase the number of shares subject to the Plan (except for adjustments to reflect changes in the Company's capitalization, (ii) change the employees (or classes of employees) to be included in the Plan, or (iii) require shareholder approval under any applicable provision of law or regulation.

     Administration. The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have the power to make, amend and repeal rules for the interpretation and administration of the Plan that are consistent with applicable tax and securities laws.

     Federal Income Tax Consequences. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

     Under the Code, no taxable income is recognized by a Participant either as of the first day of an offering (the "Grant Date") or as of the last day of an offering when the shares are purchased (the "Offering Exercise Date"). Depending upon the length of time the acquired shares are held by the Participant, the federal income tax consequences will vary. If the shares are not disposed of within the two-year period after the Grant Date and within the one-year period after the Offering Exercise Date (the "Required Period"), and are subsequently sold at a price in excess of the purchase price paid by the Participant for the shares, the gain on the sale of the shares will be taxed as ordinary income to the Participant to the extent of the lesser of (i) the amount by which the fair market value of the shares on the Grant Date exceeded the purchase price, or
(ii) the amount by which the fair market value of the shares at the time of their sale exceeded the purchase price. Any portion of the gain not taxed as ordinary income will be treated as long-term capital gain. If the shares are held for the Required Period and are sold at a price less than the purchase price paid by the Participant for the shares, the loss on the sale will be treated as long-term capital loss to the Participant. The Company will not be entitled to any deduction for federal income tax purposes for shares held for the Required Period that are subsequently sold by the Participant, whether at a gain or loss.

     If a Participant disposes of shares within the Required Period, the Participant will recognize ordinary income in an amount equal to the difference between the purchase price paid by the Participant for the shares and the fair market value of the shares on the Offering Exercise Date, and the Company will be entitled to a corresponding deduction for federal income tax purposes. In addition, if a Participant disposes of shares within the Required Period at a price in excess of the purchase price paid by the Participant for the shares, the Participant will recognize a short-term capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Exercise Date. Alternatively, if such shares are disposed of during the Required Period at a price less than the fair market value of the shares on the Exercise Date, the Participant will recognize a short-term capital loss in an amount equal to the difference between the fair market value of the shares on the Exercise Date and the selling price of the shares. The Company will not receive a deduction for federal income tax purposes with respect to any short-term capital gain recognized by a Participant who sells shares within the Required Period.

     The foregoing tax summary is based upon federal income tax laws in effect as of September 30, 1994.

     The benefits that would be received by or allocated to executive officers of the Company participating in the Plan and to other Eligible Employees cannot be determined at this time because an Eligible Employee's participation in the Plan and the amount of funds set aside to purchase shares under the Plan (subject to the limitations discussed above) are entirely within the discretion of the Participant. The last price of the Company's Common Stock on September 30, 1994, furnished by the NASD through the NASDAQ National Reporting System was $29.25 per share.

     Proxies solicited by the Board of Directors will be voted in favor of the Plan unless shareholders specify otherwise in their proxies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE PLAN.

                      APPOINTMENT OF INDEPENDENT AUDITORS

                                   PROPOSAL 3

     The Board of Directors has reappointed the firm of Deloitte & Touche to serve as independent auditors for the Company for the year ending June 30, 1995, such appointment to continue at the pleasure of the Board of Directors and be subject to the approval of the Stockholders. Deloitte & Touche (including the predecessor firm Deloitte, Haskins & Sells) has served as independent auditors for the Company since 1986.

     A proposal to ratify this appointment will be presented to the stockholders at the Annual Meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE.

                             ADDITIONAL INFORMATION

     The Company does not intend to present any other business for action at the meeting and does not know of any other business intended to be presented by others.

     The Company's Bylaws require that, for nominations of persons for election to the Board of Directors or for other business to be properly brought before an annual meeting by a stockholder, the Secretary of the Company must have received written notice thereof not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. The notice must set forth (a) as to each person whom the stockholder proposes to nominate for election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     A Stockholder who intends to submit a proposal for inclusion in the proxy statement for the 1995 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must send the proposal so as to be received by the Corporate Secretary at the principal executive offices of the Company, 9900 Talbert Avenue, P.O. Box 8000, Fountain Valley, California, 92708-8000, no later than June 20, 1995.

                                          By Order of the Board of Directors


                                                  /s/ ROBERT GUMBINER
                                          -----------------------------------
                                          Robert Gumbiner
                                          Chairman of the Board
                                          October 13, 1994

     Stockholders are urged to specify their choices and date, sign and return the enclosed proxy in the envelope provided. Prompt response is helpful and your cooperation will be appreciated.

     A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended June 30, 1994, excluding certain of the exhibits thereto, may be obtained without charge, by writing to FHP International Corporation, Investor Relations Department, 9900 Talbert Avenue, P.O. Box 8000, Fountain Valley, California 92708-8000.

                                                                       EXHIBIT A

                         FHP INTERNATIONAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

1.  OBJECTIVES.

         The FHP International Corporation Employee Stock Purchase Plan is intended to encourage employees of FHP International Corporation and its subsidiaries (together, as more fully defined herein, the "Company") to remain in the employ of the Company and to acquire a proprietary interest in the Company through the purchase of common stock of FHP International Corporation. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of
         Section 423 of the Internal Revenue Code of 1986, as amended. Pursuant to the Plan, Eligible Employees will be able to purchase common stock of FHP International Corporation from funds accumulated through payroll deductions within a period of not more than 27 months from an Offering Effective Date under the Plan.

2.  DEFINITIONS.

     (a) "Board" -- The Board of Directors of FHP.

     (b) "Code" -- The Internal Revenue Code of 1986, as amended from time to time.

     (c) "Committee" -- The Compensation Committee of the Board or such other committee or officer of FHP as may be designated by the Board or the Compensation Committee to administer the Plan.

     (d) "Company" -- FHP and its Subsidiaries whose employees are eligible to participate in the Plan. Unless otherwise specified by the Committee in an Offering, employees of all Subsidiaries of FHP shall be eligible to participate in this Plan.

     (e) "Eligible Employee" -- Any person who is an active employee of the Company and who meets the eligibility requirements set forth in Section 3 hereof.

     (f) "FHP" -- FHP International Corporation.

     (g) "Fair Market Value" -- The average of the high and low prices of the Stock on the principal exchange or market in which the Stock is traded for the date in question, provided that, if no sales of Stock were made on said exchange or market on that date, the average of the high and low prices of Stock as reported for the most recent preceding day on which sales of Stock were made on said exchange or market.

     (h) "Offering" -- Any offering made by FHP, in accordance with the terms and conditions of the Plan and applicable laws and regulations, to Eligible Employees to purchase Stock under the Plan.

     (i) "Offering Effective Date" -- The first day of each calendar year beginning on or after January 1, 1995 or such other date specified in each Offering.

     (j) "Offering Exercise Date" -- Such date specified in each Offering on which Options granted to Eligible Employees pursuant to this Plan shall be exercised. Such date shall not be later than 27 months from the Offering Effective Date of any Offering.

     (k) "Option" -- The right of an Eligible Employee to purchase Stock by participating in an Offering.

     (l) "Option Account" -- The bookkeeping account established for a Participant under Section 8.

     (m) "Participant" -- An Eligible Employee who elects to receive an Option by authorizing payroll deductions pursuant to Section 6 hereof.

     (n) "Plan" -- FHP International Corporation Employee Stock Purchase Plan.

     (o) "Plan Agent" -- Such person or entity as may be designated from time to time by the Committee to fulfill the custody and record-keeping requirements under the Plan. A Plan Agent may consist of one or more employees of the Company or one or more third parties.

     (p) "Stock" -- Authorized and issued or unissued Common Stock, $.05 par value per share, of FHP.

     (q) "Stock Account" -- The bookkeeping account, if any, established for a Participant under Section 9.

     (r) "Subsidiary" -- Any entity constituting a subsidiary corporation of FHP within the meaning of Section 424(f) of the Code.

3. ELIGIBILITY.

         All employees who are employed by the Company on an Offering Effective Date shall be eligible to purchase Stock under the Plan pursuant to an Offering; except that the Committee, in its discretion, may exclude the following employees from any Offering:

     (a) Employees who have been employed by the Company for less than two years on an Offering Effective Date;

     (b) Employees whose customary employment is for twenty hours or less per week or five months or less per calendar year;

     (c) All or any number of highly compensated employees (as defined in Section 414(q) of the Code); and

     (d) Employees who are described in Section 7(f) hereof.

         Any determination of an Eligible Employee's status shall be made by the Committee. The Committee's determination shall be final and binding on all parties. Notwithstanding anything else contained herein, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in the Plan and such designations shall not constitute an amendment to the Plan requiring shareholder approval in accordance with Treasury Regulation
         Section 1.423-2(c)(4).

4.  STOCK AVAILABLE FOR OFFERINGS.

         The number of shares of Stock that may be sold pursuant to all Offerings under the Plan is one million, subject to adjustment as contemplated by Section 10. The Company shall take whatever actions are necessary to file required documents with the Securities and Exchange Commission and any other appropriate government authorities and stock exchanges to make shares of Stock available for issuance pursuant to the Plan. Shares of Stock related to Options that are forfeited, terminated, expire unexercised or are settled in such manner that all or some of the shares covered by such Options are not issued to a Participant shall immediately become available for Offerings.

5.  ADMINISTRATION.

         The Plan shall be administered by the Committee. The Committee shall have full and exclusive power and discretion to construe and interpret the Plan, and generally to determine any and all questions arising under the Plan. Subject to the express requirements and provisions of the Plan, the Committee shall have the exclusive power to determine and fix the terms of Offerings and Options, including, but not limited to, the Subsidiaries whose employees are eligible, the employees who are eligible, the Option price, the maximum dollar amount or percentage of pay which an Eligible Employee may contribute to the Plan and the maximum number of shares or the maximum Fair Market Value of Stock an Eligible Employee may purchase. The Committee may from time to time designate one or more Plan Agents to fulfill the custody and record keeping requirements under the Plan.

6.  OFFERINGS; OPTIONS; PAYROLL DEDUCTIONS.

         Offerings may be made from time to time to all Eligible Employees. Each Offering shall be established by the Committee and announced by the Company. Every Eligible Employee who elects to participate in the Plan on the Offering Effective Date shall be deemed to have been granted an Option on such Offering Effective Date pursuant to the terms of that Offering. All Eligible Employees granted an Option shall have the same rights and privileges except as otherwise provided in the Option, subject to the limitations of Section 423(b)(5) of the Code.

         Each Eligible Employee shall be entitled to become a Participant and to purchase Stock pursuant to the terms of an Offering by filing an election to participate in that Offering with the Corporate Employee Benefits Department of FHP. Such election shall be made on a form prescribed by such Department, shall include a payroll deduction authorization, and shall be filed within such times as may be specified in such Offering.

     Payroll deductions shall:

     (i) commence with the first regular payroll period beginning on or after the Offering Effective Date, or at such other time as may be specified in such Offering; and

     (ii) end with the last regular payroll period ending before the Offering Exercise Date or, if earlier, upon the termination of the employment of a Participant by the Company or the Participant's election to stop payroll deductions.

         Except as otherwise specified in an Offering and in Section 8, an Eligible Employee may not change the rate of his payroll deductions during the term of the Offering.

7.  TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS.

         Except as provided in paragraphs (e) and (f) of this Section 7, all Eligible Employees shall have the same rights and privileges.

     (a) Number of Shares. Each Offering shall specify the maximum payroll deduction by a Participant, subject to the aggregate number of shares set aside under Section 4 of this Plan and to the limitations of paragraphs (e) and (f) of this Section 7. Each Participant shall receive a notice that he has been granted an Option to purchase Stock hereunder.

     (b) Option Price. Each Offering shall state the price per share at which Stock may be purchased thereunder. Such price shall be determined by the Committee and shall not be less than the lesser of:

          (i) 85% of the Fair Market Value on the date the Option is granted, or

          (ii) 85% of the Fair Market Value on the Offering Exercise Date.

     (c) Medium and Time of Payment. Payment for Stock purchased by any Participant pursuant to an Offering shall be made on the Offering Exercise Date from the funds credited to the Participant's Option Account during the Offering. Except as otherwise determined by the Committee and specified in an Offering, all amounts credited to the Option Account shall be accumulated through payroll deductions from the salary or wages (including bonuses) paid to the Participant by the Company. Fractional shares of Stock may not be purchased under the Plan; any amount in a Participant's Option Account that is not applied to purchase whole shares of Stock shall be paid to the Participant in cash as soon as practicable after the Offering Exercise Date.

     (d) Term of Offering. The Offering Effective Date and Offering Exercise Date of each Offering shall be specified in such Offering, but in no event shall the Offering Exercise Date be more than 27 months after the Offering Effective Date.

     (e) Accrual Limitation. Notwithstanding any other provision of the Plan, no Eligible Employee may be granted an Option which permits his rights to purchase Stock under this Plan (and all plans of the

         Company which comply with Section 423 of the Code) to accrue at a rate which exceeds the maximum amount permitted under Section 423(b)(8) of the Code.

     (f) Ownership Limitation. Notwithstanding any other provisions of the Plan, no Eligible Employee shall be granted an Option if such Eligible Employee, immediately after such Option is granted, would own (or be deemed to own under the rules of Section 423(b)(3) of the Code, and including all Stock which the Eligible Employee may purchase under this Plan or any other plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of FHP or of any Subsidiaries. If the effect of the granting of an Option to an Eligible Employee is such that such ownership limitation would be exceeded, such Option shall be entirely void as if it had never been granted.

     (g) Nontransferability of Options. An Option shall not be transferable by the Participant to whom it has been granted otherwise than by will or the laws of descent and distribution and shall be exercisable, during such Participant's lifetime, only by such Participant.

     (h) Approval of Stockholders. The Plan and the issuance of any Stock hereunder is conditioned upon the approval of the Plan by the stockholders within 12 months before or 12 months after the date the Plan is adopted by the Board. Such approval must comply with all applicable provisions of the FHP corporate charter and bylaws and with applicable State law prescribing the method and degree of stockholder approval required for the issuance of stock or options. In the event the stockholders shall not approve the Plan in accordance with the requirements of the Code, then all funds in all Option Accounts established hereunder shall be returned to Participants as soon as reasonably practicable. In no event shall the Company, any member of the Committee, any officer of the Company, or any Plan Agent be liable for any loss resulting from or incurred in connection with or by reason of any delay or failure of the stockholders to approve the Plan.

     (i) Other Provisions. Each Offering shall contain such other provisions as the Committee shall deem advisable, including restrictions, if any, on the resale of Stock purchased through an Offering, provided that no such provision may in any way conflict, or be inconsistent, with the terms of the Plan as amended from time to time.

8.  OPTION ACCOUNTS.

         The Company shall maintain an Option Account for each Participant, to which his payroll deduction contributions shall be credited during the term of the Offering.

         Except as otherwise specified in an Offering, a Participant who has not terminated employment may, at any time prior to two weeks before the Offering Exercise Date, for any reason, elect to withdraw from the Offering. Upon such a withdrawal, a Participant shall elect to either
         (i) withdraw all amounts in his Option Account or (ii) leave all amounts in his Option Account to be applied to purchase Stock on the Offering Exercise Date. Except as otherwise specified in the Offering, partial withdrawals shall not be permitted. Withdrawal requests must be on forms prescribed and be timely received by the Corporate Employee Benefits Department of FHP to become effective. In the event that a Participant ceases for any reason to be an Eligible Employee, he will be deemed to have withdrawn from the Plan and will receive a refund in cash of the balance credited to his Option Account during the Offering.

         If a Participant's employment with the Company terminates for any reason (including permanent disability or death) before the Offering Exercise Date, his participation shall terminate and all amounts in his Option Account shall be refunded to him.

         No Participant shall have any rights as a stockholder of FHP with respect to any Option and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Participant becomes a stockholder of record.

         Notwithstanding anything else contained herein, a Participant's Option Account is a liability on the Company's financial records and amounts credited to a Participant's Option Account remain the general, unpledged, unrestricted assets of the Company.

9.  STOCK ACCOUNTS.

         The Committee shall determine and shall specify in each Offering whether Stock transferred to Participants under the Offering shall be held by a Plan Agent in a Stock Account established and maintained for the Participant, or transferred to the Participant in certificate form, or whether Stock will be held in a Stock Account or issued in certificates at the election of the Participant.

         Unless otherwise specified under the terms of an Offering, a Participant will possess all of the rights and privileges of a stockholder under the Plan with respect to Stock issued and credited to his Stock Account, including the right to pledge, sell, transfer and vote such Stock, and will receive all distributions and stockholder communications with respect to such Stock. The Committee may specify in an Offering that the Participant may not transfer his Stock purchased under the Plan for a period of up to one year after the date of purchase or may impose any such other restrictions or limitations as may be required under applicable law in accordance with Section 11.

10.  ADJUSTMENTS.

         If FHP shall be the surviving corporation in any merger, consolidation or reorganization, each outstanding Option shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled. In the event of a dissolution or liquidation of FHP, or any merger, consolidation or reorganization in which FHP is not the surviving corporation, the Committee, at its election, may cause each outstanding Option to terminate, provided, however, that each Participant shall, in such event, subject to such rules and limitations of uniform application as the Committee may prescribe, be entitled to the rights of a terminating Participant provided in Section 8.

         In the event of any change in the outstanding Stock of FHP by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization or similar event, the Committee shall adjust proportionally (or as may otherwise be equitable in the judgement of the Committee):

     (a) the number of shares of Stock

              (i)  reserved under the Plan,
              (ii)  offered pursuant to any Offerings, and
              (iii) covered by outstanding Options;

     (b) the stock prices related to outstanding Options; and

     (c) the appropriate Fair Market Value and other price determinations for such Options.

         Notwithstanding the foregoing, no adjustment shall be made which would cause any Option to fail to qualify as an Option granted under an "employee stock purchase plan" as defined in Section 423 of the Code.

11.  LEGAL REQUIREMENTS.

         The Plan, the granting and exercising of Options thereunder and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. FHP, in its discretion, may postpone the granting and exercising of Options, the issuance or delivery of Stock under any Options or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal or state law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. FHP reserves the right to deny the exercise of any Options or to otherwise sell or issue Stock if, in the opinion of legal counsel to FHP, it would result in violation of any rules, laws or regulations. In such event, the Participant's accrued payroll deductions shall be returned as soon as practicable.

12.  AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

         The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law; provided that, subject to any changes in laws or other legal requirements that would permit otherwise, the Plan may not be amended:

     (a) in any respect that would cause any Option to fail to qualify as an option granted under an "employee stock purchase plan" as defined in
         Section 423 of the Code;

     (b) without shareholder approval, as specified in Section 7(h), to change the provisions of the Plan relating to the aggregate number of shares of Stock to be issued under the Plan or the employees (or class of employees) eligible to receive Options under the Plan;

     (c) without the approval of the Participant holding such Option, to change the terms of any outstanding Option in any respect that is adverse to the interests of the Participant; and

     (d) without shareholder approval, to modify the Plan in any manner which requires shareholder approval under any applicable provision of law or regulation, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

         Subject to the foregoing, the Board may delegate to the Committee the authority to amend the Plan, as necessary, solely for the purpose of ensuring ongoing compliance with any laws, rules or regulations.

13.  GOVERNING LAW.

         The Plan and all determinations made and actions taken pursuant thereto, except to the extent otherwise governed by the laws of the United States, shall be governed by the laws of the State of California and construed accordingly.

14.  EFFECTIVE AND TERMINATION DATES.

         The Plan shall become effective on January 1, 1995, subject to stockholder approval under Section 7(h). The Plan shall terminate when all Stock authorized to be offered has been transferred to Participants pursuant to the Plan, subject to the earlier termination by the Board pursuant to Section 12, after which no Offerings may be made under the Plan, but any such termination shall not affect Options then outstanding or the authority of the Committee to continue to administer the Plan; notwithstanding the foregoing, the Plan may be amended at any time by increasing the number of Shares available for issuance under the Plan, subject to stockholder approval under Section 7(h).

                             (COPY FOR PROXY CARD)
                                     PROXY

(LOGO) FHP INTERNATIONAL CORPORATION               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
           9900 TALBERT AVENUE                       OF DIRECTORS.
           P.O. BOX 8000
           FOUNTAIN VALLEY, CA 92728-8000          The undersigned hereby appoints Kenneth S. Ord, Robert F. Murphy and
                                                   Russell D. Phillips, Jr. as Proxies, each with the power to appoint his substitute and authorizes them to represent and vote, as designated below, the Common Stock of FHP International Corporation (the "Company") owned or held by the undersigned on October 7, 1994, at the annual meeting of stockholders to be held on Thursday, November 17, 1994, or any adjournment thereof.

1.  ELECTION OF DIRECTORS.

    For all Nominees listed below                 WITHHOLD AUTHORITY to vote for all nominees
    (Except as marked to the                       listed below.
    contrary below.)

    [ ]                                            [ ]


(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name indicated below).

         Westcott W. Price III, Joseph F. Prevratil and Mark B. Hacken


2.  RATIFY AND APPROVE THE COMPANY'S EMPLOYEES STOCK PURCHASE PLAN.

         [ ] FOR          [ ] AGAINST              [ ] ABSTAIN

3. RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

         [ ] FOR          [ ] AGAINST              [ ] ABSTAIN

4. TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

Please date and sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name and give title of authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated _________________, 1994                    ___________________________
                                                 Signature

                                                 ___________________________
                                                 Signature, if jointly held

PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.

                             NOTICE TO PARTICIPANTS
                                     IN THE
                         FHP INTERNATIONAL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

LADIES AND GENTLEMEN:

     As a Participant in the FHP International Corporation Employee Stock Ownership Plan (the "Plan"), you have certain ownership rights in stock of the Company. This entitles you to exercise "voting rights" as described below.

     Proxy materials relating to the Annual Meeting of Stockholders of FHP International Corporation (the "Company") to be held on November 17, 1994, are enclosed. Please be sure to review this Notice describing your voting rights and the Proxy materials and return the enclosed voting instruction card as described below no later than November 15, 1994.

     Wells Fargo Bank is the Trustee of the Plan and holds all shares of stock of the Company now in the Plan (the "Shares"). The Plan requires the Trustee to solicit voting instructions from you and to vote the Shares in accordance with your instructions. Under the Plan, you are designated as a "named fiduciary" for voting purposes and, as a named fiduciary, you are entitled to instruct the Trustee as to how to vote (1) all Shares allocated to your Plan account (including your shares in the FHP Stock Fund) and (2) a proportionate number of unallocated Shares held by the Plan for future allocation to Participants' accounts. You may direct the Trustee to vote both the allocated and unallocated Shares by completing, signing and returning the enclosed voting instruction card. If you want your voting instructions to be limited only to the shares allocated to your account, you should mark the box on the instruction card labelled "ALLOCATED SHARES ONLY."

     You should understand that by signing and returning the enclosed instruction card, you are accepting the designation as a named fiduciary of the Plan. Accordingly, you should exercise your voting rights prudently and, with respect to unallocated Shares, in a manner intended to benefit all Participants.

CONFIDENTIAL INSTRUCTIONS

     For your information, as explained in the Proxy Materials the Board of Directors recommends a vote "FOR" Items 1 through 3. However, the Trustee makes no recommendation with respect to your voting decisions. IN YOUR COMPLETE DISCRETION, YOU MAY FOLLOW THE BOARD'S RECOMMENDATIONS OR YOU MAY VOTE DIFFERENTLY ON ANY OR ALL ISSUES. As provided in the Plan, your voting instructions will be kept confidential and will not be disclosed by the Trustee to any person, except as may be necessary to tabulate your voting instructions.

COMPLETING YOUR VOTING

     American Stock Transfer & Trust Company has been asked to receive and tabulate your voting instructions to the Trustee. In order for your voting instructions to the Trustee to be effective, you must complete, sign and date the enclosed card and return the enclosed card to AMERICAN STOCK TRANSFER & TRUST COMPANY in the enclosed pre-addressed envelope. Your instruction card must be received no later than the close of business on November 15, 1994.

HOW THE VOTES ARE COUNTED

     IF THE TRUSTEE RECEIVES AN INSTRUCTION CARD FROM YOU ON TIME, IT WILL VOTE YOUR ALLOCATED SHARES AND A PROPORTIONATE SHARE OF THE UNALLOCATED SHARES AS YOU INSTRUCT. IF THE TRUSTEE DOES NOT RECEIVE AN INSTRUCTION CARD FROM YOU ON TIME, THE TRUSTEE WILL NOT VOTE YOUR ALLOCATED SHARES AND WILL VOTE YOUR PROPORTIONATE SHARE OF THE UNALLOCATED SHARES IN ACCORDANCE WITH THE INSTRUCTIONS OF THE OTHER PARTICIPANTS WHO PROVIDE TIMELY

VOTING INSTRUCTIONS TO THE TRUSTEE. IF YOU SIGN AND TIMELY RETURN AN INSTRUCTION CARD WITHOUT INDICATING A VOTE, THE TRUSTEE WILL VOTE YOUR ALLOCATED SHARES AND YOUR PROPORTIONATE SHARE OF THE UNALLOCATED SHARES IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS LISTED ABOVE.

     As an example of proportionate voting of unallocated Shares, assume on a particular issue the Trustee receives a total of 40 "FOR" votes and 60 "AGAINST" votes from all of the Participants who complete and return instruction cards on time. The Trustee will vote 40% of the unallocated Shares as a "FOR" vote and 60% of the unallocated Shares as an "AGAINST" vote on that issue.

Dated: October 13, 1994

                                    [SIDE 1]



                         VOTING INSTRUCTIONS TO TRUSTEE
           FOR THE ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 17, 1994

                 THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS
             FROM PARTICIPANTS IN THE FHP INTERNATIONAL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

  The undersigned Participant in the FHP International Corporation ESOP (the "Plan") hereby instructs Wells Fargo Bank ("Trustee"), to vote all shares of common stock of the Company allocated to the accounts of the undersigned under the Plan and a proportionate number of shares not yet allocated to Participant's accounts ("Shares") in accordance with the instructions on this card, and to act in its discretion upon such other business as may properly come before the meeting, and to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 17, 1994, and at any adjournments thereof.

  PLEASE CAREFULLY REVIEW THE ENCLOSED NOTICE TO ESOP PARTICIPANTS BEFORE COMPLETING AND MAILING THIS CARD.

  (Please specify your choice on each proposal, date and sign (on the reverse side of this card) and return in the enclosed envelope.)

                                    [SIDE 2]

1.  ELECTION OF DIRECTORS.

For all Nominees listed below    WITHHOLD AUTHORITY to vote for all nominees
(Except as marked to the          listed below.
contrary below.)

[ ]                               [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name indicated below.)

          Westcott W. Price III, Joseph F. Prevratil and Mark B. Hacken


2.  RATIFY AND APPROVE THE COMPANY'S EMPLOYEES STOCK PURCHASE PLAN.

         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN


3. RATIFY AND APPROVE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS FOR THE COMPANY.

         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN


4. IN THEIR DISCRETION THE PROXIES MAY VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting of Stockholders dated October 13, 1994; (ii) the Proxy Statement dated October 13, 1994; and (iii) the Notice to Participants in the FHP International Corporation ESOP dated October 13, 1994.

                                              Dated: _________________, 1994

                                              ______________________________
                                                       (Signature)


                                                [ ]  ALLOCATED SHARES ONLY

                             NOTICE TO PARTICIPANTS
                                     IN THE
                      TAKECARE SAVINGS AND RETIREMENT PLAN

LADIES AND GENTLEMEN:

     As a Participant in the TakeCare Savings and Retirement Plan (the "Plan"), you have certain ownership rights in stock of FHP International Corporation (the "Company"). This entitles you to exercise "voting rights" as described below.

     Proxy materials relating to the Annual Meeting of Stockholders of the Company to be held on November 17, 1994, are enclosed. Please be sure to review this Notice describing your voting rights and the Proxy materials and return the enclosed voting instruction card as described below no later than November 15, 1994.

     Comerica Bank -- California is the Trustee of the Plan and holds all shares of stock of the Company now in the Plan (the "Shares"). The Plan requires the Trustee to solicit voting instructions from you and to vote the Shares in accordance with your instructions. You may direct the Trustee to vote your Shares by completing, signing and returning the enclosed voting instruction card.

CONFIDENTIAL INSTRUCTIONS

     For your information, as explained in the Proxy Materials the Board of Directors recommends a vote "FOR" Items 1 through 3. However, the Trustee makes no recommendation with respect to your voting decisions. IN YOUR COMPLETE DISCRETION, YOU MAY FOLLOW THE BOARD'S RECOMMENDATIONS OR YOU MAY VOTE DIFFERENTLY ON ANY OR ALL ISSUES. As provided in the Plan, your voting instructions will be kept confidential and will not be disclosed by the Trustee to any person, except as may be necessary to tabulate your voting instructions.

COMPLETING YOUR VOTING

     American Stock Transfer & Trust Company has been asked to receive and tabulate your voting instructions to the Trustee. In order for your voting instructions to the Trustee to be effective, you must complete, sign and date the enclosed card and return the enclosed card to AMERICAN STOCK TRANSFER & TRUST COMPANY in the enclosed pre-addressed envelope. Your instruction card must be received no later than the close of business on November 15, 1994.

HOW THE VOTES ARE COUNTED

     IF THE TRUSTEE RECEIVES AN INSTRUCTION CARD FROM YOU ON TIME, IT WILL VOTE YOUR SHARES AS YOU INSTRUCT. IF THE TRUSTEE DOES NOT RECEIVE AN INSTRUCTION CARD FROM YOU ON TIME OR IF YOU SIGN AND TIMELY RETURN AN INSTRUCTION CARD WITHOUT INDICATING A VOTE, THE TRUSTEE WILL VOTE YOUR SHARES PROPORTIONALLY IN ACCORDANCE WITH THE INSTRUCTIONS OF THE OTHER PARTICIPANTS WHO PROVIDE TIMELY VOTING INSTRUCTIONS TO THE TRUSTEE.

Dated: October 13, 1994

                                    [SIDE 1]



                         VOTING INSTRUCTIONS TO TRUSTEE
           FOR THE ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 17, 1994

                 THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS
         FROM PARTICIPANTS IN THE TAKECARE SAVINGS AND RETIREMENT PLAN


        The undersigned Participant in the TakeCare Savings and Retirement Plan (the "Plan") hereby instructs Comerica Bank - California ("Trustee"), to vote all shares of common stock of FHP International Corporation (the "Company") allocated to the account of the undersigned under the Plan ("Shares") in accordance with the instructions on this card, and to act in its discretion upon such other business as may properly come before the meeting, and to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on November 17, 1994, and at any adjournments thereof.

        PLEASE CAREFULLY REVIEW THE ENCLOSED NOTICE TO PARTICIPANTS IN THE PLAN BEFORE COMPLETING AND MAILING THIS CARD.

        (Please specify your choice on each proposal, date and sign (on the reverse side of this card) and return in the enclosed envelope.)

                                    [SIDE 2]

1.  ELECTION OF DIRECTORS.

For all Nominees listed below     WITHHOLD AUTHORITY to vote for all nominees
(Except as marked to the          listed below.
contrary below.)

[ ]                               [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name indicated below.)

        Westcott W. Price III, Joseph F. Prevratil and Mark B. Hacken


2.  RATIFY AND APPROVE THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

       [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


3. RATIFY AND APPROVE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS FOR THE COMPANY.

       [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


4. IN THEIR DISCRETION THE PROXIES MAY VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting of Stockholders dated October 13, 1994; (ii) the Proxy Statement dated October 13, 1994; and (iii) the Notice to Participants in the TakeCare Savings and Retirement Plan dated October 13, 1994.

                                              Dated: _________________, 1994

                                              ______________________________
                                                        (Signature)